Exhibit 99.1

News Release

News Release
Contacts:
Investors    Ed Kiker     904-357-9186
Media    Russell Schweiss    904-357-9158

For Immediate Release

Separation of Rayonier Advanced Materials on Track for Mid-2014

Recruitment of New Directors for Both Companies and New Rayonier CEO Nearing Completion; CFO Transition Announced

JACKSONVILLE, Fla., April 28, 2014 – Rayonier Inc. (NYSE:RYN) today announced updates on the planned separation of its performance fibers business from its forest resources and real estate businesses. The separation will occur by means of a tax-free spin-off of a newly formed company named Rayonier Advanced Materials Inc., which will contain the Performance Fibers segment of Rayonier and is expected to be traded on the NYSE under the symbol “RYAM.”

“We are on target to complete the separation by our mid-year goal,” said Paul Boynton, Chairman, President and CEO. “We anticipate that we will receive a private letter ruling from the Internal Revenue Service confirming the tax-free nature of the separation. Additionally, we are in the process of finalizing the spin-off related Form 10 registration statement with the Securities and Exchange Commission.”

Also, as previously disclosed, several members of the Board of Rayonier will join the Board of Rayonier Advanced Materials. Recruitment of additional Board members for each of the companies is nearly complete and expected to be announced at the end of May.

“The quality and experience of our additional new board members is excellent. They will provide valuable perspective and counsel to both boards and management teams going forward,” noted Boynton.

As previously disclosed, upon completion of the separation, Mr. Boynton will become Chairman, President and CEO of Rayonier Advanced Materials. Mr. Boynton has been working closely with the Rayonier Board to identify the new CEO of Rayonier, with the search including both internal and external candidates. We are in the final stage of the process and expect to announce the identified new CEO of Rayonier in early May.

“We’ve been very pleased with the CEO search process and are very confident that the new CEO will continue Rayonier’s history of building shareholder value for the long term,” said Boynton.

Rayonier also announced today that H. Edwin Kiker will become its next Senior Vice President and Chief Financial Officer, effective May 1, 2014. Kiker, who will report to the new CEO of Rayonier upon separation, has held a series of senior roles with Rayonier during his twelve-year tenure with the company, including Controller of Rayonier’s Real Estate business, Vice President of Internal Audit and, most recently, Vice President of Investor Relations. Prior to joining the Company, he held audit positions with Great Lakes Chemical and PricewaterhouseCoopers. He will replace Hans Vanden Noort, Rayonier’s current Senior Vice President and Chief Financial Officer since 2007, who plans to retire from Rayonier effective April 30, 2014.

1301 Riverplace Blvd., Jacksonville, FL 32207    904-357-9100

Exhibit 99.1

“Over his long and successful career, Ed has worked closely with three CEOs of Rayonier and numerous current and former Rayonier Board members and has our complete trust and confidence,” stated Boynton. “Ed’s thorough knowledge of Rayonier’s financial operations, along with the strong relationships he has developed with our investors and his long tenure working closely with Hans, will ensure a seamless transition to his new role. Ed will also be invaluable in assisting Rayonier’s new CEO to continue building shareholder value.”

“We thank Hans for his years of service to Rayonier and its shareholders, and his leadership in connection with our announced separation. We wish him all the best in his retirement,” said Boynton.
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Certain statements in this document regarding anticipated financial, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier's future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend,” "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.

Although Rayonier believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to: uncertainties as to the timing of the spin-off and whether it will be completed, the possibility that various closing conditions for the spin-off may not be satisfied or waived, the expected tax treatment of the spin-off, the impact of the spin-off on the businesses of Rayonier and Rayonier Advanced Materials, the ability of both companies to meet debt service requirements, the availability and terms of financing and expectations of credit rating. Other important factors are described in the company’s most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document. Rayonier assumes no obligation to update these statements except as is required by law.

About Rayonier
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 50 percent of the company's sales are outside the U.S. to customers in approximately 20 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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1301 Riverplace Blvd., Jacksonville, FL 32207    904-357-9100